EXHIBIT 23







                         CONSENT OF INDEPENDENT AUDITORS




         We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-66038, 333-14993 and 333-65585) pertaining to the 1989 Non-Qualified Stock Option Plan and the 1994 Stock Incentive Plan of Medical Action Industries Inc., and the Registration Statement (Form S-8 No. 333-35015) pertaining to the 1996 Non-Employee Director Stock Option Plan of Medical Action Industries Inc. of our report dated September 18, 2001, with respect to the statement of inventories, equipment and trademark of the Kit and Tray Business of Medi-Flex, Inc. and Subsidiaries as of December 31, 2000 and its statement of net sales, and direct costs and expenses for the year then ended included in the Current Report on Form 8-K/A of Medical Action Industries Inc. dated December 11, 2001, filed with the Securities and Exchange Commission.




                                                       Mayer Hoffman McCann P.C.


Kansas City, Missouri
January 21, 2002